Exhibit 10.37

March 26, 2009

John D. Oil and Gas Company
8500 Station Street, Suite 345
Mentor, OH  44060
Attn: Gregory J. Osborne, President

Dear Greg:

The purpose of this letter is to confirm our agreement regarding my commitment to provide future funds to John D. Oil and Gas Company (the “Company”), if necessary.  The Company currently has a $9.5 million line of credit with RBS Citizens, d/b/a Charter One, which is due on August 1, 2009 (the “Charter One loan”).  The Company has represented to me that it will use its best efforts to obtain an extension of the Charter One loan or secure substitute financing either of which will be upon terms and conditions approved by the Company.  I commit to guaranty up to $9.5 million of such extended Charter One loan or substitute financing upon reasonable terms and conditions, if necessary.  In addition, if the Charter One loan is not renewed and the Company is unable to secure substitute financing, I commit to loan the Company up to a maximum of $9.5 million to repay the Charter One loan in full upon reasonable terms and repayment conditions to be negotiated by the Company and me if and when such loan is made; provided that I will not require any repayment of the principal of my loan to the Company prior to January 1, 2010; and provided further that there is no material adverse change at the Company from the date of this letter through the my loan.  I represent to the Company that I have the financial resources to provide the financing described in this letter.

Sincerely,

/s/ Richard M. Osborne
Richard M. Osborne